SHORT FORM SPOT PRODUCTION AGREEMENT

This INFOMERCIAL PRODUCTION AGREEMENT ("Agreement"), dated June 13, 2007, is entered into by and between IMMEDIATE CAPITAL GROUP, INC., a Florida corporation d/b/a INCREDIBLE DISCOVERIES, located at 3850 N. Powerline Road, Deerfield Beach, Florida 33073, (hereinafter "ICG") and SPONGETECH DELIVERY SYSTEM, INC., a New York corporation located at 350 5th Avenue, Suite 2204, New York, New York 10118 (hereinafter "PARTICIPANT"), collectively referred to herein as "Parties".

Parties agree as follows:

1. PRODUCTION. ICG shall write, produce and manage the campaign of one (1) broadcast quality television short form commercial Spot of :30, :60 and 120 seconds in length (the "Spot"), which will describe, display and promote the benefits to be derived from the use of the "SPONGETECH® Wash & Wax System" (the "Product"), and offer the Product for sale to the general public. All Products must carry a minimum thirty (30) day, money back guarantee. All Production will take place at an appropriate location in Dade, Broward, or Palm Beach County, Florida, at ICG'S expense. The PARTICIPANT understands and acknowledges that ICG will immediately begin to incur costs related to certain aspects of the Spot upon the Parties execution of this agreement.

2. SPOT OUTLINE. ICG shall provide PARTICIPANT with a Spot outline to review for approval. PARTICIPANT'S suggested revisions and/or approval of the outline shall be submitted IN WRITING to ICG, no later than ten (10) days after transmission to PARTICIPANT, and shall not in any way unreasonably delay Production. If said approval or suggested revisions are not received by ICG within ten (10) days after transmission to PARTICIPANT, ICG shall have the authority to deem the Spot outline approved.

3. TALENT. ICG shall be responsible for the selection and direction of support actors and other persons who are to appear in the Spot ("Talent"). ICG shall bear the financial responsibility for non-celebrity talent only. PARTICIPANT will have sole discretion over the use of celebrity talent. If PARTICIPANT deems it necessary to have celebrity talent appear in the Spot, PARTICIPANT shall bear financial responsibility for all celebrity talent fees and associated expenses, however ICG shall have approval over such celebrity talent.

4. TESTIMONIALS. If ICG deems it necessary to have Product Testimonials in the Spot, than ICG shall incorporate local Product testimonials of users of the Product(s) into the Spot. In each such case, ICG shall be responsible for coordinating said testimonials. However, PARTICIPANT shall be responsible for the travel expenses for PARTICIPANT'S own testimonials, professional/celebrity endorsements, and/or company representatives attending the shoot and any subsequent meetings. In the event both Parties agree that testimonials need to be shot outside of Dade, Broward or Palm Beach County, Florida, PARTICIPANT shall be responsible for all additional costs and fees associated therewith.

5. PRODUCT SAMPLES. PARTICIPANT shall supply ICG with twenty five (25) units of Product for the Production of the Spot at no cost to ICG. Uses for said Product include, but are not limited to, testimonials and production. The Product Samples shall become the sole property of ICG.

6. FINAL EDIT. ICG shall be responsible for final editing and post-production necessary to prepare the Spot for television airing. Final editing shall include, but shall not be limited to; voice-over, animation, graphics, music and the delivery to PARTICIPANT of two (2) DVD copies of the finished Spot. The final version of the Spot shall be subject to approval by PARTICIPANT for technical and legal accuracy. Under no circumstance shall the approval of the Spot by PARTICIPANT be unreasonably withheld or cause unreasonable delay. PARTICIPANT shall be deemed to have approved the Spot for technical and legal accuracy if PARTICIPANT does not object to the Spot in writing, within ten (10) days after transmission to PARTICIPANT.

7. SPOT AND FOOTAGE USAGE RIGHTS. PARTICIPANT will receive a master copy of the Spot for its own use. Without waiving any right to royalty payments as set forth in Paragraph eleven (11) of this Agreement,

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ICG agrees to give PARTICIPANT a full perpetual license to utilize any or all of the footage from the Spot. The PARTICIPANT will also have the right to air the Spot or any subsequent Spots containing footage obtained from ICG at its sole discretion, provided ICG receives written notification fourteen (14) days prior to any such airings.

8. MEDIA. PARTICIPANT will be responsible for all media purchases and agrees to initiate and finance a test media purchase of no less than ten thousand dollars ($10,000.00) due and payable to ICG or a selected third party media vendor upon PARTICIPANT'S receipt of Spot rough cut. In addition, PARTICIPANT shall be responsible for any and all tape duplication and customization expenses associated with the Spot airings. The Spot will be distributed through a combination of any or all of the following: independent broadcast networks, network affiliates, independent affiliates, cable affiliates, cable networks and satellite television. PARTICIPANT and ICG will jointly have final discretion over the media purchases. PARTICIPANT shall advise ICG in writing as to any objections to the proposed media schedule prior to Spot airing. In the event the initial test airings yield a minimum of a 1 to 1 average or better Media Efficiency Ratio (the "MER"); ICG shall continue to use its best efforts (at no expense to PARTICIPANT) to enhance production and product marketability. Said efforts may include but are not necessarily limited to further editing and Program enhancement. In the event the initial test airings yield a minimum of a 1.8 average or better Media Efficiency Ratio (the "MER"); ICG shall secure a media funding partner. If media funding is required, ICG will need written consent from PARTICIPANT to secure media funding on PARTICIPANT'S behalf.

9. CALL CENTER/FULFILLMENT. If PARTICIPANT utilizes one of ICG'S recommended call center vendors, ICG will facilitate and pay for all call center set up fees however, PARTICIPANT will be responsible for per minute call charges from call center (approximately seventy nine (.79) cents per minute), and per order transmission fees (approximately five (0.05) cents per order). ICG will bill PARTICIPANT and be paid every seven (7) days for such charges. PARTICIPANT will have access to online reporting to track call center data and said charges. If PARTICIPANT does not to utilize one of ICG'S call center vendors, PARTICIPANT will be responsible for retaining a call center vendor at PARTICIPANT'S sole expense. PARTICIPANT will also be responsible for fulfillment and merchant processing, which shall include but not be limited to: fees for processing, fulfilling, and shipping orders to the consumer. PARTICIPANT has the right to retain a third party to facilitate fulfillment and merchant processing.

10. E-COMMERCE. ICG agrees to set up a new dedicated website for PARTICIPANT'S Product, including but not limited to securing a domain name, displaying the general product description and photos of the Product, and establishing e-commerce elements to capture and transmit orders. PARTICIPANT shall be granted the right to continue to utilize the e-commerce site upon termination of this agreement; however ICG will still receive all royalties pursuant to section 11 of this agreement.

11. ROYALTIES.

11.1. DEFINITIONS. During the term of this agreement, ICG shall use commercially reasonable efforts to present Products to any or all distribution channels if appropriate, including but not limited to: worldwide electronic and retail distribution channels such as HSN, QVC, Shop NBC, Live Shopping Rep Firms, Retail Rep Firms, Catalog Rep firms, Credit Card Insert Rep Firms, International Distribution Rep Firms and/or their affiliates, as well as direct catalog, and direct retail distribution outlets. For the purpose of this Agreement, the following terms shall have the following meanings:

(A). Electronic Media. Electronic Media shall be defined as including, but not limited to, any and all worldwide television, live shopping channels, catalogs, e-commerce, print media, and radio. Specific media/advertising vendors established by PARTICIPANT prior to the signing of this agreement will be exempt from Electronic Media sales, provided that PARTICIPANT supplies a written list to ICG via certified mail of said vendors, along with documentation supporting the relationship within (10) ten days from the execution of this agreement.

(B.). Retail Sales. Retail Sales shall be defined as gross sales of Product at the wholesale price provided by retailer, less any Returns or Uncollectible Accounts. Retailers that are established by PARTICIPANT prior to the signing of this agreement will be exempt from retail sales, provided that PARTICIPANT supplies a written list to ICG via certified mail of said retailers, along with documentation supporting the relationship within (10) ten days from the execution of this agreement.

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(C). Returns. Returns shall be defined as bona fide allowances and credits to customers on account of rejection or return of any of the Products.
(D). Uncollectible Accounts. Uncollectible Accounts shall be defined as losses due to credit card charge backs, bad checks, or other uncollectible debts owed from the sale of the Products.

11.2. ELECTRONIC MEDIA REVENUE. PARTICIPANT shall pay to ICG a five percent (5%) royalty on gross worldwide sales, less any Returns or Uncollectible Accounts, from orders of Product obtained either through the Spot, dedicated website as described in paragraph 10, or any other Electronic Media sales of the Product, engendered by ICG'S efforts. These royalties shall inure to the benefit of ICG as said royalties will be paid to ICG in consideration for any or all of the following: ICG'S investment of time, expertise, labor, monetary remuneration towards production, and/or its substantial discounting of industry standard production fees. These royalties are to be paid directly from merchant accounts at the time any credit cards are processed. PARTICIPANT hereby agrees to use a merchant processor approved by ICG to facilitate this transfer, and further agrees to execute any and all agreements necessary to establish the direct transfer of these royalties to ICG from said merchant processor. ICG does not guarantee any sales of PARTICIPANT'S Product stated, implied or otherwise. Additionally, PARTICIPANT fully understands that any sales projections provided by ICG do not constitute a guarantee of any kind.

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11.3. RETAIL REVENUE. PARTICIPANT shall pay to ICG a five percent (5%) royalty on all Retail Sales. Said royalties will be paid to ICG in consideration of any or all of the following: ICG'S investment of time, expertise, labor, monetary remuneration towards production, and/or its substantial discounting of standard production fees. Retail royalties shall be paid from the date of the execution of this agreement and for a period of twenty four (24) months after the Spot ceases to air in the United States. This royalty will be based upon PARTICIPANT'S pricing to the retailer and will be paid to ICG within fifteen (15) days from the date upon which said product is paid for by the retailer. PARTICIPANT shall provide ICG a monthly electronic status report detailing all retail purchases and attendant revenues derived therefrom.

12. RECORDKEEPING. During the period for which records are required to be kept, all such records must be made available for inspection by ICG or their designee, agent or assign, at ICG'S expense, following reasonable notice (which shall not be less than five business days). ICG may cause such records to be audited at its own expense but not more than twice in any twelve month period. To the extent any such audit discloses underpayment of more than five (5%) of the gross sales due hereunder, PARTICIPANT shall bear the reasonable cost of such inspection or audit. PARTICIPANT must cooperate fully with all such audits on a timely basis.

13. PRODUCTION/MANAGEMENT FEE. PARTICIPANT agrees to pay to ICG a one time production/campaign management fee of twenty five thousand dollars ($25,000.00). Said fee is due and payable via check or wire transfer upon the Parties execution of this Agreement, time being of the essence.

14. DUAL INDEMNITY. PARTICIPANT agrees to defend, indemnify, and hold ICG and its directors, officers, employees, representatives and agents harmless from any claims, suits, costs, expenses, judgments, attorneys' fees or damages which arise out of claims brought by third parties alleging negligence, defect, misrepresentation or fraud with respect to PARTICIPANT'S Product. Conversely, ICG agrees to defend, indemnify, and hold PARTICIPANT and its directors, officers, employees, representatives and agents harmless from any claims, suits, costs, judgments, attorneys' fees or damages which arise out of claims brought by third parties due solely to ICG'S deviation from the agreed upon representations surrounding PARTICIPANT'S Product.

15. DEFAULT. The Parties recognize that ICG is foregoing opportunities to produce, market and advertise materials for other potential partners in order to fulfill its responsibilities to PARTICIPANT under this Agreement. If, at any time or for any reason, PARTICIPANT fails to pay the PRODUCTION/MANAGEMENT FEE described in section 13 of this Agreement and/or unreasonably withholds approvals, ICG shall have the right to declare a Default and shall have the right to suspend or revoke any rights or responsibilities due from ICG hereunder, and thereafter seek enforcement of any and all available remedies to which it may be entitled,

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including but not limited to, the recovery of all royalties. In the event ICG materially breaches this agreement by failing to complete the production of the Spot within twelve (12) months from the date upon which ICG receives PARTICIPANT'S PRODUCTION/MANAGEMENT FEE or conducts a production Launch meeting, which ever shall last occur, PARTICIPANT, as its sole and exclusive remedy, shall be entitled to a complete refund of the PRODUCTION/MANAGEMENT FEE as set forth in paragraph 13 above, provided PARTICIPANT'S approvals have not been unreasonably withheld and PARTICPANT has fulfilled all of its obligations hereunder. If either party declares the other to be in default, the breaching party shall have thirty (30) days from receipt of written notice of default to cure such default.

16. TERM/FORCE MAJEURE. This Agreement shall remain in full force and effect for a period of twenty four (24) months from the last date upon which the program airs in the United States, however all royalties due and payable to ICG shall survive any such term. Neither party shall be responsible for any resulting loss if the fulfillment of any terms of this Agreement are delayed or prevented by riots, war, contract or labor dispute, third party acts beyond the control of ICG, national or state emergency, strikes, floods, fires, natural disaster or other acts of God.

17. CONFIDENTIALITY. Confidential Information shall include any and all prospective business opportunities, all technical and non-technical information, patent, copyright, trade secret, trademark and other proprietary information, techniques, sketches, inventions, innovations, samples, business plans, designs, routines, Spots, manuals, ideas, graphics, art, concepts, business methods, drawings, models, know-how, processes, apparatus, equipment, and formulas, records, sample product, research data, testing and training procedures marked as "Confidential," or if not marked (because of oral disclosure or otherwise), which the receiver knows or should know is Confidential Information of the other party. The Parties agree not to disseminate any confidential information to any person or company and to secure and protect the Confidential Information of each party in the same manner as it would secure and protect its own Confidential Information and agree to take appropriate action by instruction or agreement with its agents who are permitted access to the Confidential Information to satisfy the obligations hereunder.

18. ATTORNEYS FEES. In the event a default or breach of this Agreement by either party in observance or performance of any term or covenant of this Agreement results in litigation, the prevailing party shall be entitled to be paid by the other party for all expenses or obligations, including, but not limited to, reasonable attorneys fees and costs incurred pursuant to any proceeding related to such default or breach of contract.

19. ABSENCE OF RESTRICTION. PARTICIPANT represents and warrants to ICG that it is not under any obligation to any other party inconsistent with, or in conflict with this Agreement which would prevent, limit or impair in any way, PARTICIPANT'S performance of its' obligations hereunder.

20. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the Parties pertaining to the subject matter hereof. No change or modification of this Agreement shall be valid unless it is in writing and signed by both Parties hereto.

21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, excluding the choice of law principles thereto. With regard to any dispute or litigation (either at law or in equity) between the Parties, jurisdiction and venue shall lie **exclusively** within the State and/or Federal Courts of Broward County, Florida.

22. MISCELLANEOUS.

22.1 INDEPENDENT CONTRACTORS. This is an Agreement between separate legal entities, as independent contractors, and neither party is the agent or employee of the other. The Parties do not intend to create a partnership or joint venture between themselves, and neither Party will have the right to bind the other to any agreement with a person or to incur any obligation or liability on behalf of the other Party.

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22.2 SEVERABILITY. This agreement has been fairly and fully negotiated between the parties and should be considered as having been drafted jointly by the Parties hereto. All of the provisions of this agreement are intended to be distinct and severable. If any provision of this agreement is declared to be invalid or unenforceable in any jurisdiction, the remaining provisions will remain in full force and effect and shall not effect the balance of each or such other provision or to the remaining provisions hereof.

22.3 NOTICES. With the exception of the notice requirements set forth in paragraphs 11.1 (A) and 11.1 (B) above, all notices requests, instructions, consents and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed received (I) on the same day if delivered in person, by same-day courier, or by telegraph, telex or facsimile transmission, (II) on the next business day if delivered by overnight mail or courier, (III) on the date indicated by return receipt, or if there is no such receipt, on the 5th business day after delivery by certified or registered mail, postage prepaid, to the party for whom it is intended at the following addresses:

DOUG CAMPBELL	STEVEN Y. MOSKOWITZ
IMMEDIATE CAPITAL GROUP, INC.	SPONGETECH DELIVERY SYSTEM, INC.
3850 N. Powerline Road	350 5th Avenue, Suite 2204
Deerfield Beach, Florida 33073	New York, New York 10118

22.4 WAIVER. The failure of any party hereto at any time to enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor shall it in any way affect the validity of this Agreement or any provision hereof. Each Party shall continue to possess the right to enforce each and every provision of this Agreement at any time thereafter.

22.5 SECTION HEADINGS. The section and other headings contained in this Agreement are for the purposes of reference only and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

23. RISKS INHERENT TO THE INFOMERCIAL BUSINESS. ICG and PARTICIPANT acknowledge that they, individually, and collectively, understand the risks associated with the infomercial production business. They further understand that the financing of an infomercial campaign may have inherent risk factors associated with such an investment and are beyond the control of either party. These factors may include, but are not limited to: general economic conditions, product quality, the actors promoting the product, testimonials, production, consumer buying attitudes, market trends, changing market conditions, viewer perceptions of the product, terrorism, acts of God and/or natural disasters and acts outside the control of ICG and the PARTICIPANT. Therefore, as a result, ICG and PARTICIPANT enter into this Infomercial Production Agreement with the complete understanding that a significant amount of infomercials may fail and there can be no assurance the infomercial produced will be able to obtain profitable results.

IN WITNESS WHEREOF, each of the parties has duly signed this agreement on the date first written above.

BY: IMMEDIATE CAPITAL GROUP, INC.	**BY: SPONGETECH DELIVERY SYSTEM, INC.**
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Doug Campbell	**Steven Y. Moskowitz**
VP of Funding	**Authorized Representative Signature**

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